EXHIBIT 99.6

上海市静安区南京西路 1717 号 会德丰国际广场 2504 室 2504 Wheelock Square 1717 Nanjing West Road Shanghai 200040, China Tel：86 (21) 5407 5836 Fax：86 (21) 3209 8500 www.frost.com

24 February 2025

Leading Group Limited

3/F Hong Kong Prosperity Tower

763 Mengzi Road, Huangpu District

Shanghai 200023

People’s Republic of China

Attention: The Board of Directors

Re: Leading Group Limited’s Registration Statement on Form F-4

Dear Sirs or Madams:

We, Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., hereby consent to the filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form F-4 (the “F-4”), and any amendments thereto, of Leading Group Limited (the “Company”), and any related proxy statements/prospectuses of (i) our name and all references thereto, (ii) the inclusion of information, data and statements from our research reports and any amendments thereto (collectively, the “Industry Report”), and the inclusion of the Industry Report, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, on the websites of the Company and its subsidiaries and affiliates or in other publicity materials, in institutional and retail road shows and other activities. We also hereby consent to the filing of this letter as an exhibit to the F-4.

We further consent to the reference to our firm, under the caption “Industry Overview” in the F-4, as acting in the capacity of an independent research firm, regarding the industry and market position of Leading in China, in relation to the Industry Report and the matters discussed therein.

Yours faithfully

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Jessica Lau
Name: Jessica Lau
Title: Executive Director